Exhibit 99.2

Alan B. Howe Joins DynTek’s Board of Directors

IRVINE, Calif., March 10 /PRNewswire-FirstCall/ — DynTek, Inc. (OTC Bulletin Board: DYTK - News), a leading provider of professional technology services, announced today that Alan B. Howe has been appointed to the Company’s board of directors.

Mr. Howe has over twenty years of diverse corporate finance and business development experience within large corporate, money-center banking and entrepreneurial environments,” said J. Michael Gullard, DynTek’s chairman of the board. “His extensive expertise in technology companies, public financing and corporate restructuring, as well as his strong relationships with the venture capital community and Wall Street will be valued additions to our board of directors.”

“DynTek has made tremendous strides over the past few fiscal quarters, from both a financial and operational perspective,” said Howe. “I look forward to working with DynTek’s board of directors, employees and other key stakeholders as we continue to enact the strategic changes and initiatives necessary to help the company break through to the next level of financial success.”

Mr. Howe has extensive operational expertise combined with corporate finance and business development experience. He is currently a Vice President of Strategic and Wireless Business Development for Covad Communications, Inc, focused on wireless “last mile” alternative access and strategic partnerships for the Company. Prior to joining Covad, Mr. Howe was a principal at Broadband Initiatives, LLC, a boutique consulting and advisory firm. Mr. Howe was also previously Chief Financial Officer and Vice President of Corporate Development of Teletrac, Inc. for six years, raising approximately $200 million in public high yield debt, private equity and bank financing.

Mr. Howe joined Teletrac from Sprint, where he was Director of Corporate Development and one of the initial team members that helped start Sprint PCS. Before joining Sprint, he was an Assistant Vice President at Manufacturers Hanover Trust (now JP Morgan Chase & Co) in New York where he cross-sold a wide range of corporate finance products, including syndicated bank credits, interest rate swaps, M&A advisory services, mortgage financings, private placements, subordinated debt financings, structured finance products, cash management and trust services.

Mr. Howe holds a B.A. in business administration from the University of Illinois and an M.B.A. from the Indiana University Kelley Graduate School of Business with a specialty in finance.

The Company also announced that Marshall Toplansky, a board member since 2002, and Robert Webber, a board member since 2004, have resigned from the board of directors, effective March 8, 2006.

“We would also like to thank Marshall and Rob for their committed service to DynTek as members of the board,” stated Gullard. “They have made valuable contributions to the company during their terms of service.”

About DynTek

DynTek is a leading provider of professional technology services to government, education and mid-market commercial customers in the largest IT markets nationwide. The company provides solutions that address the critical business needs of organizations today, such as IT security, voice and data convergence (VoIP), enterprise access and technology management. Our practice areas incorporate an approach and methodology derived from over 18 years of experience in the assessment, design, implementation, management and support of technology solutions. For more information, visit www.dyntek.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors. Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to maintain existing and attract future customers; the ability to finance and sustain operations, including the ability to comply with the terms of working capital facilities and/or other term indebtedness of the Company, and to extend such obligations when they become due, or to replace them with alternative financing; the ability to raise equity capital in the future; the ability to achieve profitability despite historical losses from operations; the ability to maintain business relationships with IT product vendors and the ability to procure products as necessary; the size and timing of additional significant orders and their fulfillment; the continuing desire of and available budgets for state and local governments to outsource to private contractors; the ability to successfully identify and integrate acquisitions; the retention of skilled professional staff and certain key executives; the performance of the Company’s government and commercial technology services; the continuation of general economic and business conditions that are conducive to outsourcing of IT services; the ability to maintain trading on the NASD OTC Bulletin Board or other markets in the future; and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2005, our Quarterly Reports on Form 10-Q filed on November 14, 2005 and February 21, 2006, and other SEC filings. The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Source: DynTek, Inc.